Exhibit 99.1

Terra Quantum AG to go public in $3.25 billion SPAC deal

Strategic go-public transaction aims to accelerate growth in quantum technologies and expand global market reach

St. Gallen, Switzerland and Incline Village, NV, USA — 9 April 2026 — Terra Quantum AG (“Terra Quantum”), a leading quantum technology company, and Mountain Lake Acquisition Corp. II (“MLAC II”) (Nasdaq: MLAA), a special purpose acquisition company, today announced that they have signed a non-binding letter of intent (“LOI”) to enter into a business combination that values Terra Quantum at $3.25 billion.

The proposed transaction reflects strong confidence in Terra Quantum’s differentiated quantum algorithms, software, quantum security, and hybrid quantum-classical solutions, as well as its commercial traction across multiple industries including defence, finance, pharmaceuticals, and logistics.

Upon completion of the transaction, the combined entity will be publicly listed, providing Terra Quantum with enhanced access to capital markets to support its next phase of growth, including product development, global expansion, and strategic acquisitions.

Strategic Rationale

The contemplated business combination is expected to enable Terra Quantum to:

●	Accelerate the commercialization of ready to deploy quantum technologies

●	Strengthen its balance sheet to support scaling operations globally

●	Expand partnerships with enterprise and government customers

●	Enhance visibility in the quantum computing sector

Management Commentary

“This milestone marks a significant step forward in Terra Quantum’s mission to deliver practical quantum solutions on a global scale today,” said Markus Pflitsch, Chairman & Chief Executive Officer of Terra Quantum AG. “Partnering with MLAC II would enable us to accelerate innovation, deepen customer engagement, and expand our global footprint.”

Paul Grinberg, Chairman and Chief Executive Officer of MLAC II, added: “We believe Terra Quantum is uniquely positioned at the forefront of the quantum revolution which also has a management team with distinguished backgrounds in both science and the commercialisation of technology. This proposed transaction aligns with our strategy to partner with high-growth, category-defining technology companies that can create significant value.”

Advisors

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, is serving as exclusive financial and capital markets advisor to Terra Quantum. Heussen Rechtsanwaltsgesellschaft mbH, together with Kellerhals Carrard, Winston & Strawn, LLP, and Niedermann Rechtsanwälte, are serving as legal counsel to Terra Quantum.

BTIG is serving as financial and capital markets advisor to MLAC II. Lowenstein Sandler LLP and Lenz & Staehelin are serving as legal counsel to MLAC II.

About Terra Quantum AG

Terra Quantum AG is a leading quantum technology company focused on developing cutting-edge quantum algorithms, software, and hybrid solutions designed to solve real-world problems. Headquartered in St. Gallen, the company partners with enterprises and institutions worldwide to unlock the power of quantum computing today.

About Mountain Lake Acquisition Corp. II

Mountain Lake Acquisition Corp. II (Nasdaq: MLAA) is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses focused on partnering with innovative, high-growth companies across technology sectors. MLAC II’s management team is led by Paul Grinberg, its Chairman & CEO, and Douglas Horlick, its Chief Financial Officer, Director, and President.

Media Contacts

Terra Quantum AG
Victoria Jodl
Global Head of Communications | Director
E-Mail: vj@terraquantum.swiss
Phone: +41 79 8131588

MLAC II
Douglas Horlick
Email: doug@mountainlakeacquisition.com

DISCLAIMERS

Additional Information and Where to Find It

If a definitive agreement is entered into in connection with the proposed business combination, MLAA or a newly formed holding company will prepare and file a registration statement on Form S-4 or Form F-4, including a preliminary proxy statement/prospectus (the "Proxy Statement") with the U.S. Securities and Exchange Commission (the "SEC"). MLAA urges investors and securityholders to read the proxy statement/prospectus and other documents filed with the SEC when they become available, as they will contain important information regarding the proposed business combination. The Proxy Statement will be distributed to holders of MLAA’s Class A Ordinary Shares in connection with MLAA’s solicitation of proxies for the vote by MLAA’s shareholders with respect to the proposed business combination and other matters as will described therein. All SEC filings will be available free of charge at www.sec.gov, or by directing a request to: Mountain Lake Acquisition Corp. II, 930 Tahoe Blvd STE 802 PMB 45, Incline Village, NV 89451; phone number: +1 (775) 204-1489.

Participants in the Solicitation

MLAC II and Terra Quantum and each of their directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transaction under the rules of the SEC. Information about the directors and executive officers of MLAC II and a description of their interests in MLAC II and the proposed transaction is contained in MLAC II’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 20, 2026 (the “Annual Report”).

Information about MLAC II’s directors and executive officer’s interests in the proposed transaction, as well as information about Terra Quantum’s directors and executive officers and a description of their interests in Terra Quantum and the proposed transaction will be set forth in the Proxy Statement relating to the proposed transaction when it is filed with the SEC. When available, the above referenced documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed business combination between MLAC II and Terra Quantum, including statements regarding the benefits of the proposed business combination, the anticipated timing of the proposed business combination, the products being developed by Terra Quantum and the markets in which Terra Quantum intends to operate, business strategies, debt levels, industry environment, potential growth opportunities and the effects of regulations. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “positions,” “enables” and similar expressions (including the negative versions of such words or expressions).

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of MLAC II’s securities; (ii) the risk that the proposed business combination may not be completed by MLAC II’s business combination deadline and the potential failure to obtain an extension of the business combination deadline; (iii) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by the shareholders of MLAC II or Terra Quantum, and the receipt of certain governmental and regulatory approvals; (iv) the effect of the announcement or pendency of the proposed business combination on Terra Quantum’s business relationships, performance and business generally; (v) risks that the proposed business combination disrupts current plans of Terra Quantum; (vi) the outcome of any legal proceedings that may be instituted against MLAC II, Terra Quantum or related to the agreement and plan of merger or the proposed business combination; (vii) the ability to maintain the listing of MLAC II’s securities on NASDAQ; (viii) the price of MLAC II’s securities, including volatility resulting from changes in the competitive and highly regulated industries in which Terra Quantum plans to operate, variations in performance across competitors, changes in laws and regulations affecting Terra Quantum’s business and changes in the combined capital structure; (ix) the ability to implement business plans, forecasts and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities; and (xi) the impact global economic and political conditions, including the Russia-Ukraine conflict. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in MLAC II’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and MLAC II and Terra Quantum assume no obligation and, except as required by law, do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Neither MLAC II nor Terra Quantum gives any assurance that either MLAC II or Terra Quantum will achieve its expectations.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Terra Quantum, MLAC II or the combined company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1934, as amended.

Cautionary Note Regarding the Proposed Transaction

Completion of the proposed transaction is subject to the negotiation of a definitive agreement and the satisfaction of conditions contained therein. The parties will announce additional details regarding the proposed business combination if and when a definitive agreement is executed. Accordingly, there can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated or, if a transaction is consummated, as to its terms, structure or timing. Any transaction would be subject to the completion of satisfactory due diligence, negotiation of definitive agreements, board and shareholder approvals, regulatory approvals, and other customary conditions.

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